Exhibit 10.5

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is both (i) not material and (ii) the type that the Registrant treats as private or confidential.

ASSIGNMENT AND TERMINATION OF MANUFACTURING AGREEMENT

This ASSIGNMENT AND TERMINATION OF MANUFACTURING AGREEMENT (the “Manufacturing Agreement Termination Agreement”) is dated as of August 5, 2024, and is made by and among Seres Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, having an office located at 101 Cambridge Park Drive, Cambridge, MA 02140, USA (“Seres”), Nestlé Enterprises S.A., a société anonyme organized under the laws of Switzerland, having an office located at Avenue Nestlé 55, 1800 Vevey, Switzerland (“NESA”) and BacThera AG, a joint venture between Chr. Hansen A/S and Capsugel Belgium NV, a Lonza Group Affiliate, organized under the laws of Switzerland, having an office located at Hochbergerstrasse 60A, 4057 Basel, Switzerland (“Bacthera”). Seres, NESA and Bacthera are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein without definition are used as defined in the Manufacturing Agreement (as defined below).

WHEREAS, Seres and Bacthera are parties to that certain Long Term Manufacturing Agreement, dated November 8, 2021, as amended by certain Amendment to Long Term Manufacturing Agreement, dated December 14, 2022 (the “Manufacturing Agreement”), pursuant to which Bacthera agreed to Manufacture and supply to Seres SER-109 (the “Product”) from Bacthera’s Microbiome Center of Excellence in Visp, Switzerland (the “Facility”);

WHEREAS, Seres and Société des Produits Nestlé S.A., an Affiliate of NESA (“SPN”), concurrently with the execution hereof are entering into that certain Asset Purchase Agreement dated August 5, 2024 (the “APA”), pursuant to which SPN has agreed to purchase and acquire, or to cause its Affiliates to purchase and acquire, from Seres, subject to the satisfaction of the conditions contained therein, certain assets related to the exploitation of the Product worldwide;

WHEREAS, concurrently with the closing of the transactions contemplated in the APA (the “Closing”), Seres and NESA desire that the Manufacturing Agreement be assigned to NESA and, immediately thereafter, that the Manufacturing Agreement be terminated by mutual agreement, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.
Assignment; Termination and Effect of Termination.
a)
Concurrently with the Closing, the Manufacturing Agreement will be assigned to NESA, and NESA shall be deemed to have assumed the obligations of Seres thereunder, subject to the terms and conditions hereof, without the need for any further act or deed (the “Assignment”). Following such Assignment, Seres shall remain jointly and severally liable with NESA for all obligations owed to Bacthera under the Manufacturing Agreement until Bacthera receives the Closing Payment (defined below). Bacthera hereby consents to such assignment and assumption, to the extent such consent is required under the Manufacturing Agreement and subject to the terms hereof. Notwithstanding any provision in the Manufacturing Agreement to the contrary, immediately following Bacthera’s receipt of the Closing Payment, the Manufacturing Agreement shall be deemed to be terminated by mutual agreement pursuant to Section 18 thereof(the date of such termination being referred to herein as the “Manufacturing Agreement Termination Effective Date”).
b)
Concurrently with the Closing, NESA shall pay, or cause its Affiliate to pay, to Bacthera an amount equal to [***] ([***]) by direct wire transfer of Swiss Francs in immediately available funds to such bank account as Bacthera may designate by written notice to NESA (such payment, the “Closing Payment”). The Parties agree that the Closing Payment shall constitute full and final settlement of all outstanding liabilities (including any unpaid invoices) owed to Bacthera pursuant to the Manufacturing Agreement. The Parties further agree that, notwithstanding the Closing Payment, Bacthera shall retain ownership of all Equipment located at the Facility (each as defined in the Manufacturing Agreement).
c)
Subject to the terms of this Manufacturing Agreement Termination Agreement, notwithstanding any provision in the Manufacturing Agreement to the contrary, the following sections (and no other parts, other than to the extent incorporated in the following sections) of the Manufacturing Agreement shall continue in full force and effect after the Manufacturing Agreement Termination Effective Date in accordance with the terms thereof and the same shall be enforceable by Bacthera and NESA (in its capacity as the assignee of the Manufacturing Agreement): Sections 10 (Intellectual Property), 13.3 (Payment Terms) – 13.7 (Audits), 14 (Confidentiality), 16.1(c) (Indemnification), except that any indemnification under clause (a) of Section 16.1 shall only apply to any breach arising after the Manufacturing Agreement Termination Effective Date, 17 (Dispute Resolution), 18.4(i) (Consequences of Termination or Expiration), 18.4(j) (Consequences of Termination or Expiration) , 20.3 (Third-Party Beneficiaries), 20.8 (Governing Law), 20.9 (Notices and Deliveries) (as amended pursuant to Section 2 hereof), 20.13 (Severability) and 20.14 (Counterparts).
d)
Following the Manufacturing Agreement Termination Effective Date, upon NESA’s reasonable written request, subject to the availability, knowledge, and expertise of the remaining staff at the Facility, Bacthera agrees to use commercially reasonable efforts to support the transfer of the Manufacturing Process to NESA or its Affiliate or third party manufacturer, which support may include one or more site visit to the Facility, subject to Bacthera’s applicable security and other applicable requirements. In furtherance of the foregoing, Bacthera and NESA agree to confer in good faith regarding the specific details of such support and any costs associated therewith.
e)
Following the Assignment, and notwithstanding the Manufacturing Agreement Termination Effective Date, to the extent Seres continues to possess or have access to any New Bacthera Intellectual Property or any Confidential Information of Bacthera (each as defined in the Manufacturing Agreement), Seres shall continue to comply with the requirements of Section 10 (Intellectual Property) and Section 14 (Confidentiality) of the Manufacturing Agreement.

f)
From and after the date hereof, until the Manufacturing Agreement Termination Effective Date, the respective affirmative obligations of Seres and Bacthera under the Manufacturing Agreement shall be suspended (the “Suspension”) and neither Seres nor Bacthera shall be required to perform their respective obligations thereunder; provided, however, that if the Closing of the APA does not occur on or prior to December 31, 2024 or if the APA is terminated prior to the consummation of the Closing (written notice of which shall be promptly provided by NESA to Bacthera)(each a “Termination Event”), this Agreement will terminate and each of Seres and Bacthera will each use commercially reasonable efforts to otherwise comply with the terms of the Manufacturing Agreement. Subject to the foregoing, Seres and Bacthera agree that neither Party shall be liable to the other for any damages, losses or other liabilities that may be suffered or incurred by the other Party as a result of the Suspension. In the event of the occurrence of a Termination Event, except as provided in the immediately preceding sentence, all right, remedies and defenses of each of Seres and Bacthera shall be restored in full to the same extent as if this Agreement had never come into full force and effect.
2.
Future Notices under the Manufacturing Agreement. Pursuant to Section 20.9 of the Manufacturing Agreement, from and after the Manufacturing Agreement Termination Effective Date, all notices or other correspondence related thereto from Bacthera shall be made to NESA as the assignee of Seres at the address or email address below:

Nestlé Enterprises S.A.
Avenue Nestlé 55
1800 Vevey, Switzerland
Attention: Martin Hendrix and Claudio Kuoni
Email: [***]
[***]

With a copy (which shall not constitute notice) to:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: David A. Carpenter
Email: dacarpenter@mayerbrown.com

3.
Release. Except for the obligations of the Parties expressly set forth in this Manufacturing Agreement Termination Agreement, with effect as of the Manufacturing Agreement Termination Effective Date, each Party will and hereby does, on behalf of itself and its officers, directors, managers, employees, agents, representatives, shareholders, members, predecessors, successors, and assigns (collectively, the “Releasing Parties”), forever release and discharge each other Party and all of its Affiliates, officers, directors, managers, employees, agents, representatives, shareholders, members, predecessors, successors, and assigns (collectively, the “Released Parties”), from any and all causes of action, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of every kind and character in any manner attributable to or arising out of, whether past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise (collectively, “Causes of Action”), which such

Releasing Parties, or any of them had, has, or may have had at any point in time against the Released Parties, or any of them, which relate to or arise out of the Manufacturing Agreement, including, without limitation, any liability for any breach of the Manufacturing Agreement occurring on or prior to the Manufacturing Agreement Termination Effective Date, provided that, solely as between Seres and NESA, nothing express or implied in this Manufacturing Agreement Termination Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, limit, exceed, expand, enlarge or in any way affect the provisions of the APA and, in the event of any conflict or inconsistency between this Manufacturing Agreement Termination Agreement and the APA, the terms and conditions of the APA shall govern and control.
4.
Miscellaneous.
a)
Governing Law. This Manufacturing Agreement Termination Agreement, and any dispute arising out of, relating to or in connection with this Manufacturing Agreement Termination Agreement, shall be governed by, and enforced in accordance with, the internal laws of the State of New York, without giving effect to any laws, rules or provisions of the State of New York that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of New York. Each of the Parties hereto further agrees to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now have or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.
b)
Jurisdiction, Service, and Venue. Each Party agrees: (i) to submit to the exclusive jurisdiction of the state courts located in New York County in the State of New York (or, only if the state courts located in New York County in the State of New York decline to accept or do not have jurisdiction over a particular matter, any federal or other state court within the State of New York) (the “Specified Courts”) for any action, claim, suit, litigation, proceeding, arbitration, mediation, audit, hearing, investigation or dispute (“Action”) arising out of or relating to this Manufacturing Agreement Termination Agreement; (ii) to commence any Action arising out of or relating to this Manufacturing Agreement Termination Agreement only in the Specified Courts; (iii) that service of any process, summons, notice, or document by U.S. registered mail to the address of such Party set forth in Section 10.2 of the APA will be effective service of process for any Action brought against such Party in any of the Specified Courts (provided that, in the case of NESA, service of process must be delivered to the registered agent in Delaware of Nestlé USA, Inc.); (iv) to waive any objection to the laying of venue of any Action arising out of or relating to this Manufacturing Agreement Termination Agreement in the Specified Courts; and (v) to waive and not to plead or claim that any such Action brought in any of the Specified Courts has been brought in an inconvenient forum; provided, however, that such submission to the jurisdiction of the Specified Courts is solely for the purpose referred to in this Section 3 and shall not be deemed to be a general submission to the jurisdiction of such courts or any other courts other than for such purpose.
c)
WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

ARISING OUT OF OR RELATING TO THIS MANUFACTURING AGREEMENT TERMINATION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS MANUFACTURING AGREEMENT TERMINATION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3(C).
d)
Interpretation. The Parties have participated jointly in the negotiation and drafting of this Manufacturing Agreement Termination Agreement. This Manufacturing Agreement Termination Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
e)
Counterparts. This Manufacturing Agreement Termination Agreement and any amendment or supplement hereto may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. This Manufacturing Agreement Termination Agreement shall become binding when any number of counterparts, individually or taken together, shall bear the signatures of all Parties. This Manufacturing Agreement Termination Agreement may be executed and delivered by facsimile or any other electronic means, including “.pdf” or “.tiff” files, and any facsimile or electronic signature shall constitute an original for all purposes.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Manufacturing Agreement Termination Agreement as of the Manufacturing Agreement Termination Effective Date.

SERES THERAPEUTICS, INC.

By:/s/ Eric D. Shaff

Name: Eric D. Shaff

Title: President and Chief Executive Officer

NestlÉ ENTERPRISES S.A.

By: /s/ Claudio Kuoni

Name: Claudio Kuoni

Title: Vice President

BACTHERA, AG

By: /s/ Philippe Deecke

Name: Philippe Deecke

Title: Chief Financial Officer, Lonza Group AG